EXHIBIT 10.70

August 17, 1998

Mr. William L. Stephan

Dear Bill:

In the event that you would be involuntarily terminated from the Company for any reason other than cause, ("Cause" being defined as illegal activity, gross negligence, or gross violation of company policy) Datron
Systems Incorporated agrees to pay you twelve months of severance pay through salary continuance at your then current rate of pay, exclusive of any incentive or bonus payments except as may be defined in applicable bonus or incentive plans in effect at the date of termination.

During your severance period, Datron Systems
Incorporated will continue to provide your medical, dental, vision, and all life insurance policies in the manner in which you enjoyed these benefits during employment. After the severance period has passed, you will be eligible to participate in these benefits under COBRA provisions.

If within the twelve-month period immediately following your involuntary termination, you engage in activities directly competing with Datron Systems Incorporated, severance benefits described above will cease.

Very truly yours,

/s/D. A. DERBY
Chairman, President and
Chief Executive Officer